UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2019
______________________

IHS MARKIT LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36495	98-1166311
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4th Floor, Ropemaker Place
25 Ropemaker Street
London, England
EC2Y 9LY
(Address of principal executive offices and zip code)

+44 20 7260 2000
(Registrant's telephone number, including area code)

Former name or former address, if changed since last report: N/A
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

Effective as of January 7, 2019, IHS Markit Ltd. (the “Company”) prepaid in full and terminated the 364-day term loan credit facility entered into in June 2018 with HSBC Bank USA, National Association, as administrative agent and a syndicate of lenders party thereto. In connection with this prepayment, the Company paid total consideration of approximately $250.9 million, which consisted of (i) $250.0 million of remaining aggregate principal amount outstanding and (ii) approximately $0.9 million of accrued and unpaid interest. The Company funded this repayment using cash on hand and borrowings under the Company’s revolving credit facility entered into in June 2018. The interest rates for borrowings under the 364-day term loan credit facility were the applicable LIBOR plus a spread of 1.00 percent to 1.75 percent, depending upon the Company’s credit rating. The spread over LIBOR was subject to a 0.25 percent step-up on the 180th day following the closing date of the facility and a 0.50 percent step-up on the 270th day following the closing date of the facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS MARKIT LTD.

January 17, 2019	By:	/s/ Sari Granat
Sari Granat
Executive Vice President and General Counsel